Exhibit 99.1

BioAmber Provides Update on Liquidation Process

Montreal, Canada, August 9, 2018. BioAmber Inc. (OTCPK: BIOAQ) announces that following a court order issued on July 31, 2018, the company, along with its monitor, PricewaterhouseCoopers (PWC), has initiated a liquidation process pursuant to which offers will be solicited from liquidators and/or strategic buyers to proceed with the liquidation of the company’s assets or a recapitalization transaction with the goal of realizing the greatest value on behalf of the company’s creditors.

Binding offers from the liquidators or strategic buyers must be received by 9 a.m. on August 21st, 2018, and if acceptable offers are received, the company will seek to obtain court approval of the retained offer on August 28th, 2018 and close the transaction on August 31st, 2018.

Potential investors can contact Claudio Filippone or Christian Bourque from PWC, or Richard Eno, the company’s CEO, in order to express interest in acquiring the assets or investing in the business.

Note that there can be no guarantee that the company will be successful in securing an acceptable offer in connection with the liquidation of its assets, and if an acceptable offer is received, the liquidation of the company’s assets will almost certainly result in no residual value for non-secured creditors and equity investors.

About BioAmber

BioAmber (OTCPK: BIOAQ) is a renewable materials company. Its innovative technology platform combines biotechnology and catalysis to convert renewable feedstock into building block materials that are used in a wide variety of everyday products including plastics, paints, textiles, food additives and personal care products. For more information visit www.bio-amber.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about BioAmber. BioAmber may use words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” “plan,” “projected” or the negative of such words or other similar words or phrases to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, whether BioAmber will be able to obtain an acceptable offer related to the liquidation of its assets. For additional disclosure regarding these and other risks faced by BioAmber, see disclosures contained in BioAmber’s public filings with the SEC, including the risks discussed under the heading “Item 1.A Risk Factors” in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, and under the heading “Risk Factors” of the recently filed prospectus supplement. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and BioAmber undertakes no obligation to update such statements as a result of new information.

BioAmber Contact

Richard Eno, CEO

514-844-8000 Ext. 100

richard.eno@bio-amber.com

PWC Contact

Claudio Filippone

514-205-5671

Claudio.filippone@ca.pwc.com

or

Christian Bourque

514-205-5434

Christian.bourque@ca.pwc.com

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